Exhibit 10.2

FOUNDER JOINT OPERATING SERVICES AGREEMENT

This Founder Joint Operating Services Agreement (the “Agreement”) is made effective the 29th day of January, 2013 (the “Effective Date”) by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), Aubrey K. McClendon, an individual (the “Founder”), Arcadia Resources, L.P., an  Oklahoma limited partnership (“AR”), Larchmont Resources, L.L.C., an Oklahoma limited liability company (“LR”), Jamestown Resources, L.L.C., an Oklahoma limited liability company (“JT”), and Pelican Energy, L.L.C., an Oklahoma limited liability company (“PE” and together with AR, LR and JT, the “Founder Affiliates”).

WHEREAS, the Founder started the Company in 1989 and since such time has participated in the oil and gas wells drilled by the Company pursuant to the terms of what is now known as the Founder Well Participation Program as approved by the Company’s shareholders in 2005 (the “FWPP”);

WHEREAS, the FWPP will terminate pursuant to its terms on June 30, 2014;

WHEREAS, the Founder Affiliates in the aggregate are one of the Company’s three largest nonoperating working interest partners in the jointly developed oil and gas wells, increased density locations, leases and acreage jointly owned by the Company and the respective Founder Affiliates (the “Joint Interests”) and over the years have worked cooperatively to develop efficient methods and practices for access to and sharing of information essential for the efficient administration of their respective interests in the Joint Interests (the “Administrative Practices”);

WHEREAS, as of April 1, 2013 (the “Separation Date”), the Founder will no longer be employed by the Company and it is beneficial to the Company and the Founder Affiliates to maintain and continue the Administrative Practices and to provide a framework for the continued efficient administration of the Joint Interests.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Founder and the Founder Affiliates agree as follows:

1.  Joint Well File Data.  Pursuant to the Founder Separation and Services Agreement dated effective January 29, 2013 between the Company and the Founder (the “Separation Agreement”), the Company agreed to provide the data, licenses and services described in the Separation Agreement (the “Joint Well File Data”).  Any Joint Well File Data not provided by the Company to the Founder and the Founder Affiliates prior to the Separation Date will be furnished within one-hundred fifty (150) days after the Separation Date.  The Company will also make the same information and data available (a) for all new wells drilled in which the Company and any Founder Affiliate are working interest owners, and (b) to keep the Joint Well File Data current and in synch with the Company’s corresponding data in accordance with the methods and frequencies to be determined by the parties, but in any event in a manner that makes the information that was available to the Founder Affiliates prior to the Effective Date available after the Separation Date on substantially the same basis but utilizing the Asset Management System (as defined below).  After June 30, 2014, the data to be provided under this paragraph 1 will be

FOUNDER JOINT OPERATING SERVICES AGREEMENT

limited to that required by the applicable joint operating agreements.  In providing such data pursuant to this paragraph 1, in no event will the Company have any liability to the Founder and/or the Founder Affiliates except for acts or omissions constituting gross negligence or willful misconduct.

2. Search Software.  In order for the Founder Affiliates and the Founder to review the Joint Well File Data and other data available to them prior to the Separation Date, the Company developed an interface program using Microsoft .NET Framework 4.5 and based on the Company’s existing “CHK Search” interface (the “Asset Management System”).  To the extent not prohibited by the software or data-use licenses with third parties, and without waiving or compromising the Company’s rights to the “CHK Search” interface, the Company grants to the Founder and the Founder Affiliates a perpetual, royalty-free, non-exclusive license to use and modify the Asset Management System for internal business purposes.  The Company shall provide the Founder with a copy of the existing source code, object code, documentation, flow charts, design documents, and record and file layouts relating thereto (“Documentation”).  The licenses granted in this paragraph 2 may not be transferred or sublicensed by the Founder or the Founder Affiliates except to entities owned or controlled by the Founder or the Founder Affiliates, but employees, contractors, advisors, agents and representatives of Founder or the Founder Affiliates may use and modify the Asset Management System for internal business purposes.  The Asset Management System and Documentation constitute confidential and trade secret information owned by Company, and the Founder and the Founder Affiliates shall maintain the software in strict confidence.  Notwithstanding anything in the Agreement to the contrary, this paragraph 2 only licenses rights relating to the Asset Management System and Documentation and conveys no rights whatsoever in any Company well data or any other Company confidential information.  The Asset Management System has been delivered and the Company shall have no obligation to provide maintenance, support, upgrades, updates or bug-and-error fixes to the Asset Management System to the Founder or the Founder Affiliates.  This non-exclusive license includes the rights to reproduce, transmit, adapt, prepare derivative works, or otherwise make use of the software (including all subsequent additions, revisions, supplements to, and versions of the software and derivatives, regardless of length or nature) for internal business purposes throughout the world, in any form or medium and in any language.  THE ASSET MANAGEMENT SYSTEM AND DOCUMENTATION ARE PROVIDED “AS IS” WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER.  THE COMPANY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES RELATING TO THE ASSET MANAGEMENT SYSTEM AND DOCUMENTATION INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY OTHER WARRANTY AS TO PERFORMANCE, ACCURACY OR COMPLETENESS.  The Founder and the Founder Affiliates will defend, indemnify and hold harmless the Company and its officers, employees, agents and attorneys from and against any and all third party claims, liability, damage, cost, expenses, awards, fines, judgments and attorneys’ fees of every nature arising out of or related to the Founder’s and the Founder Affiliates’ use and modification of the Asset Management System and Documentation. The Founder will pay the Company $75,000 for the cost of the Company developing such software for use by the Founder and the Founder Affiliates as contemplated by this paragraph 2.

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3. Reserve Reports. From the Effective Date through no later than December 31, 2016, to the extent not prohibited by the software or data-use licenses with third parties, the Company will continue to provide the data, licenses and personnel services for development of and will prepare the quarterly and year-end reserve reports in connection with the Joint Interests consistent with the periodic reserve reports prepared in the past for the Founder and the Founder Affiliates.  The data and the reports will be furnished to the Founder, the Founder Affiliates and their respective agents and representatives.  The Founder Affiliates will reimburse the Company for the Company’s cost of the personnel and contractors performing such services and will acquire any necessary third party licenses at the Founder Affiliates’ expense.  In providing such data and reports, in no event will the Company have any liability to the Founder and/or the Founder Affiliates except for acts or omissions constituting gross negligence or willful misconduct.

4. Joint Operating Agreements.  The Company or its respective subsidiaries or affiliates have entered into standard Joint Operating Agreements with the Founder Affiliates (the “JOAs”) and the JOAs will control the joint operations, rights, and remedies between the Company and the respective Founder Affiliates for all wells drilled and jointly owned acreage except where an existing third party joint operating agreement exists or applies.  Prior to June 30, 2014, the JOAs will be amended to specify that the Joint Well Data will be provided after such date.  The JOAs may be further amended from time to time as the parties may agree. After the Separation Date, all wells drilled or subsequent operations conducted with respect to any of the Joint Interests will be proposed and governed by the applicable provisions of the applicable JOA.  In addition, all wells or subsequent operations proposed by the Company or its affiliates will be accompanied by a summary of the ownership of the proposed well, a list of the recipients of the well proposals and the applicable landman’s recap (if prepared) in the form previously approved by the Founder and the Company. The Company will make all proposals by email sent to an address previously specified by the Founder in writing or such other address as the Founder may specify.  The Company will use all commercially reasonable efforts to provide the Founder and Founder Affiliates access to information available from the ePIDS data base through the Asset Management System within a mutually agreed upon time period at a price equal to the Company’s costs for the time expended by personnel of the Company, or contractors retained by the Company, involved in such ePIDS project.  Except where required of the Company by a third party operator, a Founder Affiliate will not be required to pay any prebilling in connection with a proposed well or other operations so long as the Founder Affiliate continues to fully and timely pay the Founder Affiliate’s joint interest billings in accordance with the terms of the applicable JOAs and industry standards. No prebill will be made under any circumstances earlier than 30 days prior to the spud date of the well for which the prebill applies. Notwithstanding the overhead rates included in any existing third party joint operating agreement, the overhead rates to be charged by the Company to the Founder Affiliate will be the applicable joint venture partner rate for the well paid by the Company’s significant joint venture partners (i.e. Statoil, Total, CNOOC, SINOPEC or PXP), or if no such joint venture agreement exists for that area, the standard Company overhead rate and for the area (and in the case of the Barnett shale play, the standard Company overhead rate for the area will apply regardless) and, in any such case, will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in any such well or similar wells operated by the Company. In all other respects, the COPAS provisions of the JOAs will control over any third party joint operating agreements to the extent of any inconsistencies.  The Company will conduct separate quarterly

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update meetings for each of the Company’s divisions for the Founder, the Founder Affiliates, and their respective personnel, representatives and agents substantially the same or similar to those meetings held for the Company’s working interest or significant joint venture partners, as applicable.  In connection with the execution of the Agreement, the Company agrees to provide a monthly credit of $50,000 in the aggregate to reduce the marketing fees billed by the Company or its affiliates under the existing marketing fee arrangements between the Founder Affiliates and the Company or its affiliates beginning on the Separation Date through the Termination Date (as hereafter defined) to be allocated among the Founder Affiliates as they may choose provided that in no period will the credit reduce the marketing fees in any month below zero.

5. Third Party Wells.  Many third party operators ignore the Founder Affiliates’ Joint Interest as being separate from the Company’s Joint Interest and send bills, payments and notices directly to the Company for the Founder Affiliates’ Joint Interest.  In such circumstances, the Company will continue billing and paying the Founder Affiliates, but will work pro-actively with third party operators to have the Founder Affiliates’ Joint Interest separately recognized.  The Company will use all commercially reasonable efforts to deliver to the Founder Affiliates any notice from a third party operator pertaining to the Founder Affiliates’ Joint Interest, but to the extent the notice is not delivered at least 10 days prior to the deadline for taking any action required by the notice, the Company will make the same election with respect to the Founder Affiliates’ Joint Interest as the Company makes for its own Joint Interest unless the Company intends to elect non-consent, in which case the Founder Affiliates’ default election will be to consent to the proposed third-party operation.  The Founder Affiliates shall advise the Company of their election with respect to third party well proposals prior to the election due date by sending a copy to a designated email address at the Company with a copy to the Company’s appropriate land manager and the Company’s general counsel.  The Company will assist the Founder Affiliates in their efforts to change the third party operators’ records so that the Founder Affiliates are paid and billed directly by the third party operators. The Company will direct any third party operator to enter into a joint operating agreement directly with the Founder Affiliates.

6. Assignments.  The Company will continue to process assignments and adjustments to prior assignments, if any, of the Joint Interests attributable to the Founder Affiliates in the ordinary course of business.  At the time of the assignment, the appropriate Founder Affiliate will execute the applicable JOA (or, where appropriate, ratification and memorandum thereof between the Company and the Founder Affiliate).  All applicable acreage charges will be billed through the Company’s joint interest billing system at the earlier of the time of the assignment or 90 days after the rig is released for the applicable well.  The parties acknowledge that the exact size of the Unit may not be known at the time the acreage is billed and in that case, the Company will bill the appropriate Founder Affiliate based on the Company’s commercially reasonable efforts to estimate the correct Unit size.  Any adjustments to the size of the Unit will result in adjustments to the acreage charges and such adjustments will be made as additions to or credits against the respective Founder Affiliate’s next joint interest billing after the time of the adjustment.  The Company will provide assignments and ratification and memorandum of JOAs when submitting designations of pooled unit to Founder Affiliates for signature, where applicable, subject to amendment when the Unit is finalized.  Where no designation of pooled unit is created, assignments will be prepared and submitted 90 days after rig release.

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7. Ongoing Projects.  In order to provide the Founder Affiliate with complete Joint Well File Data for each well, the Company will continue to work diligently and use all commercially reasonable efforts to complete at the Company’s cost the following ongoing projects in connection with the Joint Interests of the Founder Affiliates: (a) document center and LTDB data export; (b) the applicable data base for the Asset Management System; (c) planning for and coordination of data exchange for after the Separation Date; (d) preparing schedules of all wells, leases, contracts and units;  (e) locate, clean, and add missing assignments and pages to existing assignments made to the respective Founder Affiliates; (f) JOA ratifications; (g) find and scan to data base missing well documents; (h) verify key well document images are correct; and (i) continue the Lease Records DOI cleanup.

8. Monthly Services. After the Separation Date and through the date after which an affiliate of the Founder no longer owns any of the Joint Interests (the “Termination Date”), the Company will continue to provide the following routine monthly services (in addition to the services provided by the Company as the operator of the Joint Interests, pursuant to any applicable JOA or other agreement among the Company and any of its affiliates, the Founder or any of the Founder Affiliates): (a) preparation of schedules and exhibits to mortgages; and (b) unit interest review with data of the type used in Dynamics DOI and well interest review with data of the type used in Artesia DOI, with the Company providing data extracts of the required lease, division of interest and billing information available to the Founder Affiliates on the same frequency as in the past in electronic form for import into the Founder’s systems; (c) preparation of stipulations and JOA ratifications; and (d) assignment review and GIS services (including, for example, the maps depicting earned acreage as currently provided). The cost of the services described in part (a) will be billed to the applicable Founder Affiliates as part of the monthly charges for the services provided pursuant to paragraph 10 of the Agreement at a monthly rate of $50,000 (the “Management Fee”) to be billed as part of the monthly joint interest billings beginning July 1, 2014 through the Termination Date, subject to termination or reduction in services and corresponding Management Fee by mutual agreement after June 30, 2014.  The Management Fee will be adjusted each April 1st by the rate recommended by COPAS.  For the avoidance of doubt the first applicable COPAS adjustment will be on April 1, 2015.  As to the remaining services set forth in this paragraph 8, the Company will recoup its costs of providing the services described in parts (b), (c) and (d) through the standard overhead billings pursuant to the terms of any applicable JOAs and paragraph 4 of the Agreement. All third party licenses necessary for the Founder Affiliates to receive data from the Company will be paid for by the Founder Affiliates.

9. Drag Along and Tag Along Rights. In the event the Company agrees to sell all or a portion of the Company’s Joint Interests in an area or play (a “Sale Transaction’), the Company may also include the Founder Affiliates’ Joint Interests in the sale (the “Drag Right”) and, if the Company does not elect to include the Founder Affiliates’ Joint Interests in the sale by exercising the Drag Right, any of the Founder Affiliates may include the applicable Founder Affiliates’ Joint Interests included in such sale (the “Tag Right”).  The Company will use all commercially reasonable efforts to provide the Founder Affiliates with written notice at least 30 days prior to any proposed closing date of a pending Sale Transaction specifying whether the Company has elected to exercise the Drag Right, the purchaser, the estimated purchase price, the property or properties expected to be sold and, as soon as available, the estimated allocation of the purchase price: (i) between the Company and the Founder Affiliates; and (ii) among the proved and unproved assets and furnish to the Founder Affiliates (a) at the time of giving such

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notice, copies of all agreements between the Company and the purchaser and (b) promptly after being requested, all such other customary information in the Company’s possession that the Founder Affiliates or their respective lenders may reasonably request in order to evaluate the proposed transaction.  Not less than forty-eight (48) hours after the Company learns of or determines the amounts to be paid at closing and the foregoing allocations, the Company will deliver to the Founder Affiliates such information in the same form received or prepared by the Company. If the Company has not exercised the Drag Rights, the Founder Affiliates will have ten (10) days after receipt of such notice and information to exercise the Tag Rights by written notice to the Company.   If the Company has elected to exercise the Drag Right or the Founder Affiliates have exercised the Tag Rights, the Founder Affiliates must participate in such transaction (such participation shall be subject to the approval of any lender holding a lien on any portion of the Founder Affiliates’ Joint Interest, which the Founder Affiliates will use all commercially reasonable efforts to secure) unless the purchaser indicates its preference that the Founder Affiliates’ corresponding Joint Interest not be sold to the purchaser or the Founder Affiliates do not consent to the allocations, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon receipt of the proceeds of such transaction by the Company (including upon the release of any escrow, holdback or delayed payment), to the extent that the purchaser has not paid the Founder Affiliates directly, the Company will pay the Founder Affiliates by wire transfer on the closing date to the extent possible and no later than the next business day their respective portion based upon the estimated purchase price allocation, after deducting the Founder Affiliates’ respective portion (based  on a proration agreed upon by the Company and the Founder Affiliates) of any third party legal fees, accounting fees, advisory fees, or other professional fees incurred by the Company in connection with the transaction.  The final purchase price allocation must be agreed between the Founder Affiliates and the Company no later than 45 days after the date the transaction is consummated and any subsequent allocations for any such Sale Transaction will be on the same basis.  If the agreed final purchase price allocation allocates (i) less proceeds to the Founder Affiliates than the estimated purchase price allocation, the Founder Affiliates will promptly repay the Company the excess amount paid to the Founder Affiliates by the Company, or (ii) more proceeds to the Founder Affiliates than the estimated purchase price allocation, the Company will promptly pay the Founder Affiliates their remaining portion of the proceeds.  Nothing in this paragraph 9 will change or amend the Founder’s obligation under any indemnity provisions or similar provisions contained in the agreements entered into in connection with the transaction.

10. Scope of Services.  Effective on the Separation Date through the dates specified in this paragraph 10, subject to termination or reduction in services and corresponding fees by mutual agreement after June 30, 2014, the Company will provide or cause to be provided, at the Company’s cost, transition services to the Founder and Founder Affiliates that are reasonably necessary or appropriate to effect the orderly transfer to the Founder Affiliates land administration and reserve engineering services, including the following:

10.1
Land Services.  After the Separation Date and through December 31, 2016 or so long as required under or in connection with any applicable JOA (or other agreement among the Founder, the Founder Affiliates and the Company and its affiliates), the Company will provide all land related, lease, division order and land administration services with respect to the Joint Interests of the Founder Affiliates, which services include, without limitation, the following:

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10.1.1
Administering, managing, maintaining and complying with all leases and contracts relating to the  Joint Interests, including, without limitation, any actions pursuant to applicable operating agreements such as well proposals, elections and voting;

10.1.2	Maintaining and updating all land records, contracts and databases relating to the Joint Interests;

10.1.3	Maintaining and updating all royalty payment reports and databases;

10.1.4	Maintaining and updating all royalty suspense accounts, reports and databases;

10.1.5	Maintaining and updating all accounts, reports and databases associated with compulsory or non-compulsory pooled interests related to the Joint Interests;

10.1.6	Generating, verifying and processing all internal and external division orders and transfer orders required in the normal course of business;

10.1.7	Maintaining all land, contract, division of interest, lease files, and other files relating to the subject land administration functions; and

10.1.8
Engaging, managing and overseeing contract landmen, brokers and title attorneys to evaluate, determine, and if necessary, clear title to lands associated with the wells and acreage comprising the Joint Interests including the rendering of title opinions, in each case in accordance with any applicable JOA.

10.2
Transition Services.  After the Separation Date and until no later than June 30, 2014, the Company will cooperate with the Founder Affiliates in the transition of services relating to the Joint Interests sufficient to enable each Founder Affiliate to set up its operations and assume the land services not provided by the Company under JOAs and reserve engineer services relating to the Joint Interests provided by the Company pursuant to paragraph 3.  The Company, the Founder and the Founder Affiliates will reasonably cooperate with each other, and cause their affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate with each other to assist in the orderly transition in order to minimize any disruption to the respective businesses of the Company, the Founder and the Founder Affiliates that may result from the transactions contemplated hereby. For purposes of the Agreement, the transition services (collectively “Transition Services”) to be provided by the Company include, without limitation, the following:

10.2.1
The Company will provide, or cause to be provided, upon the Founder’s or the Founder Affiliates’ request, such reasonable and timely information and assistance to Founder and Founder Affiliate personnel to allow the Founder Affiliates to set up their well ownership, lease ownership,

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contracts database and division of interest databases in order for Founder Affiliates to assume the Transition Services as of no later than June 30, 2014 (other than those services provided by the Company in connection with JOAs or other agreements among the Founder, the Founder Affiliates and the Company), including, without limitation:

(a)	Electronic reports in their current format (or hard copy, if electronic reports do not currently exist) from the Company’s land and drilling report systems;

(b)
Extracting by the Company of the Company’s division of interest and/or division order records including those records maintained in electronic form, and providing all such information to the Founder Affiliates in a mutually acceptable format; and

(c)
To the extent such records exist, extraction by the Company of copies of historical records and databases, division of interest digests and unit digests.  To the extent such electronic reports are prohibitively voluminous, the Parties will mutually agree as to the format in which the data will be provided to the Founder and Founder Affiliates and the timing thereof.

10.2.2
The Company will provide or cause to be provided system support services necessary to extract accounting, division of interest, land data, production data and any other information related to Joint Interest leases, JOAs, rights-of-way, easements and other surface agreements and any other contracts related to the Joint Interests from the currently used Company operating systems as such services may have been provided by the Company and its providers prior to the Separation Date; provided that any electronic information or data provided will be in the same format as that then currently used by the Company and the Company is not required to perform or create additional programming or system support in connection therewith; and

10.2.3
The Company will make its personnel available to the Founder and the Founder Affiliates’ personnel to explain Transition Services activities and to answer questions about the provision of the Transition Services.

11. Standard of Care.  The Company will provide or cause to be provided each service described in the Agreement (i) in a timely manner, (ii) as a reasonably prudent operator if the Company is the operator, (iii) in a good and workmanlike manner, (iv) in accordance with applicable law and good oilfield practices, and the provisions of the Agreement, and (v) subject to items (i) through (iv), in substantially the same manner that the Company provided each such service immediately prior to the Separation Date.  Notwithstanding the foregoing, in no event will the Company have any liability to the Founder and/or the Founder Affiliates except for acts or omissions constituting gross negligence or willful misconduct.

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12. Successors.  The Agreement binds the Founder, the Founder Affiliates and each of their respective heirs, administrators, representatives, executors, officers, directors, executives, attorneys, representatives, agents, shareholders, members, partners, successors and assigns successors, and assigns, as well as the Company, each and all of its affiliates, and each and all of their respective officers, directors, executives, attorneys, representatives, agents, shareholders, successors and assigns.

13. Severability.  If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party to the Agreement.  If any provision of the Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.  Upon a determination that any term, provision, covenant or restriction of the Agreement is invalid, void or unenforceable, the parties to the Agreement shall negotiate in good faith, if practicable, to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the actions and obligations contemplated by the Agreement be consummated as originally contemplated to the fullest extent possible.

14. Interpretation and Governing Law. The Company, the Founder and the Founder Affiliates and their respective counsel have mutually contributed to the preparation of the Agreement.  Accordingly, no provision of the Agreement (nor the Agreement as a whole) will be construed against the Company, the Founder or the Founder Affiliates on the grounds that such party or its counsel drafted any provision of the Agreement.  The Agreement shall be governed by the statutes and common law of the State of Oklahoma, excluding its choice of law statutes and choice of law common law.

15. Entire Agreement; Counterparts. The Agreement supersedes all oral agreements and statements of the parties relating thereto and may not be modified or canceled in any manner except by a writing signed by the Founder, the Founder Affiliates and an authorized officer of the Company.  The Agreement binds the Founder and the Founder’s heirs, administrators, representatives, executors, successors, and assigns, as well as the Company and the Founder Affiliates and, each and all of their respective affiliates, each and all of their respective officers, directors, attorneys, representatives, agents, shareholders, successors and assigns.  Neither the Founder, the Founder Affiliates nor the Company will assign his or its rights or delegate any or all of his or its obligations under the Agreement without the express prior written consent of the other parties to the Agreement.  Any attempted assignment in violation of this paragraph 15 shall be void.  The waiver by any party to the Agreement of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.  The Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.  Signatures to the Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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16. Arbitration.  The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to the Agreement. Any negotiations pursuant to this paragraph 16 will be confidential and will be treated as compromise and settlement negotiations for all purposes.  If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator's judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct.  The arbitration will be held in Oklahoma County, Oklahoma.  Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma.  The unsuccessful party in the arbitration will pay the costs and expenses of the arbitration including, without implied limitation, the fees for the arbitrators.  Each party will be responsible for its own attorney’s fees and related costs.  Unless otherwise expressly set forth in the Agreement, the procedures specified in this paragraph 16 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to the Agreement.  Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  The parties agree that they will cooperate with each other to take all necessary action to cause the arbitrator to make binding orders and rulings to protect the confidentiality of all documents and proceedings related to any arbitration.   Except as may be required by law, neither a party nor the arbitrator may disclose documents produced at arbitration or the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.  In any judicial proceeding to confirm or vacate an arbitration award rendered pursuant to this paragraph 16, the parties agree to ensure the confidentiality of all documents and proceedings related to the arbitration, including but not limited to filing all documents under seal with the court pursuant to applicable law.

[SIGNATURE PAGES TO FOLLOW]

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SIGNATURE PAGE TO FOUNDER JOINT OPERATING SERVICES AGREEMENT

IN WITNESS WHEREOF and intending to be legally bound, the Founder, the Founder Affiliates and the Company have executed the Agreement on the dates indicated below:

/s/ Aubrey K. McClendon	April 18, 2013
Aubrey K. McClendon	Date

ARCADIA RESOURCES, L.P., an Oklahoma limited partnership
By:	/s/ Aubrey K. McClendon	April 18, 2013
	Aubrey K. McClendon, General Partner	Date

LARCHMONT RESOURCES, L.L.C., an Oklahoma limited liability company
By:	/s/ Aubrey K. McClendon	April 18, 2013
	Aubrey K. McClendon, Manager	Date

JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company
By:	/s/ Aubrey K. McClendon	April 18, 2013
	Aubrey K. McClendon, Manager	Date

PELICAN ENERGY, L.L.C., an Oklahoma limited liability company
By:	/s/ Aubrey K. McClendon	April 18, 2013
	Aubrey K. McClendon, Manager	Date

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation
By:	/s/ James R. Webb	April 18, 2013
Title:	Senior Vice President - Legal and General Counsel	Date

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